Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Chinook Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value per share

—2022 Equity Inducement Plan	1,500,000 (3)	$21.58	$32,370,000	$3,568

TOTAL	1,500,000	N/A	$32,370,000	$3,568

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s 2022 Equity Inducement Plan (the “2022 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s Common Stock.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $21.58 was computed by averaging the high and low prices of a share of Registrant’s common stock as reported on The Nasdaq Global Market on November 3, 2022.

(3)

Represents shares of Common Stock reserved for issuance upon the exercise of stock options and the settlement of restricted stock unit awards under the Registrant’s 2022 Plan to be granted by the Registrant to certain employees as a material inducement to their acceptance of employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4).